UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2012

InterDigital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-33579	23-1882087
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

781 Third Avenue, King of Prussia, Pennsylvania		19406-1409
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-878-7800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 5, 2012, InterDigital, Inc. ("InterDigital") issued a news release (the "News Release") announcing that the company’s Board of Directors declared a special cash dividend of $1.50 per share on its common stock on December 2, 2012. The dividend is payable on December 28, 2012 to stockholders of record as of the close of business on December 17, 2012. The company also announced that the Board approved its regular quarterly dividend of $0.10 per share, which will be paid on December 28, 2012. In prior years, this quarterly dividend was paid on or around January 25. The total cost to the company of the special dividend is $61,425,424.50, and the total cost to the company of the regular dividend is $4,095,028.30.

In connection with the payment of the special dividend, the conversion rate for the company’s 2.50% Senior Convertible Notes due 2016 will be adjusted. The conversion rate applicable to the notes currently is 17.3458 shares of common stock per $1,000 principal amount of the convertible notes. As a result of the special dividend, the conversion rate will be increased by multiplying the previous conversion rate by a fraction, the numerator of which will be the average closing price of the company’s common stock for the period between the December 2, 2012 declaration date and the ex-dividend date for the special dividend, which is expected to be December 13, 2012, and the denominator of which will be such average closing price minus the special dividend amount of $1.50. The conversion rate adjustment will become effective immediately after 9 a.m., New York City time, on the ex-dividend date for the special dividend.

A copy of the News Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InterDigital, Inc.

December 5, 2012	By:	/s/ Jannie K. Lau

Name: Jannie K. Lau
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	InterDigital, Inc. News Release dated December 5, 2012.